EXHIBIT10.6

BRIDGE LOAN AGREEMENT

     This Bridge Loan Agreement is made as of  February 19, 2008 (the “Effective Date”) among S3 Investment Company, Inc., a California corporation (the “Company” or “SIVC”), and the investors listed on the SCHEDULE OF INVESTORS attached hereto (the “Investors”).

     The Company is currently in need of funds to help finance the operations of its Redwood Capital, Inc. subsidiary until the closing of the next round of RTO financings for its Chinese clients, but these clients will not be able to complete any such transaction without monthly infusions of short-term working capital.  In order to provide for this need, the Investors and the Company are now entering into a bridge loan in the aggregate amount of up to $800,000 (the “Commitment Amount”), and related transactions, on the terms of this Agreement.

     In consideration of the mutual covenants contained in this Agreement,

it is agreed as follows:

1.   Initial Bridge Transaction.

Concurrently with execution of this Agreement, each Investor will deliver to the Company funds equal to the "Initial Loan Amount" listed on the Schedule of Investors.  Upon receipt of the funds, the Company will issue to each Investor a Class B Senior Promissory Note in the form attached as Exhibit A (which, with any notes on substantially the same terms that may be issued to any or all of the Investors, are herein called the “Class B Notes”), in a principal amount equal to the "Initial Loan Amount" listed on the Schedule of Investors.  The Investors may invest additional amounts during each Additional Closing (as defined below) and pursuant to Section 2.2 below.

2.  Closing(s).

2.1

The Closing. The purchase and sale of the Class B Notes will take place at the offices of Crone Rozynko, LLP, 101 Montgomery Street, Suite 1950, San Francisco California 94104, at 11:00 a.m. Pacific time, on February 19, 2008, or at such other time and place as the Company and the Investors who have agreed to purchase a majority of the aggregate principal amount of the Class B Notes listed on the Schedule of Investors, mutually agree upon (which time and place are referred to as the “Closing”). At the Closing, each Investor will deliver to the Company payment in full for the Class B Note in the amount set forth opposite such Investor’s name listed on the Schedule of Investors, which such Investor agrees to purchase at the Closing by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company, or (iii) any combination of the foregoing.  At the Closing, the Company will deliver to each Investor a duly executed Class B Note in the principal amount set forth opposite such Investor’s name on the Schedule of Investors.

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 2.2

 Additional Closing(s).

(a)

Conditions of Additional Closing(s).  On each date on which the Company documents to the Investor’s satisfaction the completion of the milestone event set forth below, which dates shall be no less than one month from the previous funding, the Company may, at one or more additional closings (each an “Additional Closing”), issue and sell to the Investors additional Class B Notes in proportion to each Investor to the Class B Notes sold at the Closing, and such Class B Notes having an aggregate principal amount of up to $720,000, provided, however, that achievement of the milestone event at each such Additional Closing shall have been previously approved by a majority of the aggregate principal amount of the Class B Notes:

Funded	Funding Amount	Milestone Event
YES	$115,000	Establishment of the BVI entities to facilitate the Chinese reverse takeover (“RTO”) public listing of Haijie, WITU or other client acceptable to Investors.
	$130,000	Execution of a WOFE Joint Venture Agreement between Redwood Capital, Inc. and Haijie, WITU, Boyuan or other client acceptable to Investors.
	$125,000	Completion of the Business Plan for Haijie, Boyuan (Est. 7/20), WITU or other client acceptable to Investors.
	$150,000	Completion of a PCAOB-approved audit for a Redwood Capital client such as Haijie, Wuhan International Trade University (“WITU”), Boyuan or other client acceptable to Investors.
$100,000

Another (i) Execution of a WOFE Joint Venture Agreement between Redwood Capital, Inc. and Haijie, WITU or other client acceptable to Investors or (ii) Haijie, WITU, Boyuan or other client acceptable to Investors obtaining a term sheet from a lead investor for its RTO funding.

	$100,000	Haijie, WITU, Boyuan or other client acceptable to Investors obtaining a term sheet from a lead investor for its RTO funding.

(b)

Pre-Closing Delivery of Funds. The Company and the Investors acknowledge that certain Investors may deliver checks or wire transfers to the Company in anticipation of Closing or any Additional Closing hereunder, and the Company agrees that it will hold such funds in escrow on behalf of the Investors until the Closing conditions in Section 7 of this Agreement have been satisfied with regard to such Closing. If such Closing does not occur within five (5) business days of delivery of such funds, the Company will return on the next business day to any Investor the entire payment.

3.   Subordination.

     (a)  All indebtedness (other than Senior Indebtedness (as defined below)) of the Company is hereby made subordinate and junior to the Indebtedness (as defined below).  Upon

         (1)  any distribution of all or substantially all of the assets of the Company, or

(2)  any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to creditors in connection with any dissolution, winding-up, total or partial liquidation or reorganization of the Company, excluding the contemplated stock dividend of ENHD shares which the Company intends to distribute to SIVC shareholders and as allowed for in the milestone events of the Senior Indebtedness, all principal and interest due or to become due upon all Senior Indebtedness and Indebtedness will first be paid in full before any person will be entitled to receive any payments or retain any assets so paid or distributed; the Investors irrevocably authorize and direct the Company to effect all payments required by this sentence.

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     (b)  For purposes of this Agreement, “Senior Indebtedness” means all principal, premium, interest, costs and other amounts due in respect of the Senior Notes due January 28, 2009 (and all renewals, extensions, refundings, refinancings and replacements of such obligations) (the “Senior Notes”) issued pursuant to the Bridge Loan Agreement dated January 28, 2009 among the Company and the investors listed therein; and “Indebtedness” means all principal, premium, interest, costs and other amounts due in respect of the Class B Notes (and all renewals, extensions, refundings, refinancings and replacements of such obligations).

4.  Representations and Warranties of The Company.

The Company hereby represents and warrants to each Investor that, except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached to this Agreement as Exhibit B (which Schedule of Exceptions shall be deemed to be representations and warranties to the Investors by the Company under this Section 4), the statements in the following paragraphs of this Section 4 are all true and complete as of immediately prior to the Closing and Additional Closing:

4.1

Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. The Company has all requisite corporate power and authority to own its properties, to carry on its business as now conducted, and to enter into and perform its obligations under this Agreement and the agreements and instruments contemplated by it.

4.2

Capitalization. The authorized capitalization of the Company immediately prior to the Closing is as follows:

(a)

Common Stock.

5,000,000,000  shares of Common Stock
(the “Common Stock”), 1,300,000,000 of which were issued and outstanding. The Company has reserved 12,000,000 shares of Common Stock for issuance upon conversion of the Preferred Stock and 1,100,000,000 shares of Common Stock for issuance upon conversion of, and payments of interest on, the Senior Notes.

(b)

Preferred Stock.

100,000,000 shares of Preferred Stock (the
“Preferred Stock”), 12,000,000 of which have been as designated Series A Preferred, all of which are issued and outstanding.

(c)

Other Rights to Acquire Stock. Except for (i) the conversion privileges of the Senior Notes, (ii) the Common Stock issuable on conversion of the Senior Notes or in payment of interest on the Senior Notes and Class B Notes, and (iii) the conversion privileges of the Preferred Stock; there are no options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from the Company any of the Company’s securities.

4.3

Authorization.

All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Purchase Agreement, the Put Agreement attached hereto as Exhibit C (the “Put Agreement”) and the performance of all obligations of the Company hereunder, and the authorization, issuance and delivery of each Class B Note has been taken or will be taken prior to the relevant Closing. This Purchase Agreement, the Put Agreement and the Class B Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies

4.4

Valid Issuance.       The Class B Notes and the shares of  the Common Stock issuable in payment of interest on the Class B Notes (the “Shares”, and collectively with the Class B Notes, the “Securities”), when issued, sold, and delivered in accordance with the terms of the this Agreement and Class B Note, will be duly and validly issued, fully paid and non-assessable and, based in part upon the representations of the Investors in this Purchase Agreement, will be issued in compliance with all applicable federal and state securities laws.

4.5

Compliance with Other Instruments. The Company is not in violation or default of any provisions of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound. The execution, delivery and performance of the Purchase Agreement and the Put Agreement, the consummation of the transactions contemplated hereby and the authorization, issuance and delivery of the Securities will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.  The Company:  (a) has entered into the bridge transaction after careful consideration of all alternatives; (b) is aware of the potential return to the Investors pursuant to the bridge transaction; (c) acknowledges that the amount of the potential return to the Investors appropriately reflects the risk inherent in the bridge transaction; and (d) hereby covenants not to assert a defense of usury to any action by an Investor to collect any amount due under a Class B Note.

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5.   Investors' Representations.

Each Investor represents and warrants to the Company as follows:

     (a)  the Investor is an "accredited investor" within the meaning of

Regulation D under the Securities Act of 1933, as amended (the “Securities

Act”);

     (b)  the Investor is acquiring the Securities for its own account for purposes of investment, and not with a view toward the sale or other distribution thereof,

     (c)  the Investor has received or had access to all information it deems necessary to make a judgment with respect to the acquisition of the

Securities, including the opportunity to ask questions of and discuss the

Company's business with management of the Company;

     (d)  the Investor understands that the Securities must be held indefinitely unless registered under the Securities Act or unless an exemption from registration exists, that no public market now exists for the Securities, and that there may never exist a public market for the Securities;

and

     (e)  the Investor understands that the Securities have not been registered under the Securities Act (on the ground that the sale of the

Securities is exempt from registration as not involving a public offering),

and that the reliance of the Company on such exemption is based upon the representations made in this section.

6.   Restricted Securities.

The Securities have not been registered under the Securities Act or any state securities law, and are not transferable except pursuant to

     (a)  a public offering registered under the Securities Act, or

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     (b)  subject to the conditions specified in the following subsection, Rule 144 of the Securities and Exchange Commission (if available), or any other legally available means of transfer.

7.   Closing Conditions.

7.1

Conditions to Investors’ Obligations.  The obligations of each Investor under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing and each Additional Closing, of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent to such waiver, which consent may be given by written or email communication to the Company or its counsel:

(a)

Each of the representations and warranties of the Company contained in Section 4 shall be true and correct on and as of the Closing or Additional Closing, as the case may be, with the same effect as though such representations and warranties had been made on and as of the date of the Closing or Additional Closing, as the case may be.

(b)

The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing or Additional Closing, as the case may be, and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c)

The Company and each of the Investors shall have executed this Agreement and the Put Agreement.

(d)

The Company shall have received payment of the Total Purchase Price from all Investors participating in the Closing or Additional Closing, as the case may be, and shall have issued and delivered to each Investor a Class B Note in the principal amount of the Purchase Price.

(e)

The Company shall have entered into an escrow agreement acceptable to investors and deposited shares of Energroup Holdings Corp. (“ENHD”) owned by the Company’s Redwood Capital, Inc. subsidiary in an amount equal to 75% of the Commitment Amount, based on a $4.40 price per share of ENHD, with said shares being delivered to escrow free and clear of all encumbrances, including those created by the Senior Notes.

(f)

The Investors shall have completed to their satisfaction all due diligence review; among other data, the Company shall have provided (i) a projection of cash flows for the life of the Class B Notes, excluding the Interest payments in kind, and (ii) full disclosure of any and all current or pending litigation matters involving the Company, its subsidiaries, officers and directors, including lawsuits and judgments currently in force, pending or threatened.

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(g)

The Company shall have entered into lock-up agreements acceptable to Investors with the Company’s and Redwood Capital, Inc.’s  insiders (SIVC and Redwood Capital, Inc. Directors, Chairman, President, Managing Director, CEO, CFO and COO) who will be restricted from selling shares in the Company, ENHD, Haijie, WITU or other client shares before December 31, 2008 unless their sale is above 200% of such company’s reverse takeover financing price per share or unless the Notes have been fully redeemed.

(h)

The Company shall have paid the fees and expenses for counsel for the Investors; provided, however, that the Company’s obligation to pay such fees and expenses shall not exceed $10,000.00 in the aggregate.

(i)

The Company shall have provided counsel for the Investors copies of its board resolutions approving the sale of the Senior Notes and the Class B Notes and the shares of common stock issuable thereunder.

(j)

James S. Bickel, Sr. shall have entered into a personal guaranty with the Investors for the amount of the difference between the security shares and 100% of the Commitment Amount, which guaranty will be secured by his personally-owned holdings of SIVC shares.

 7.2

Condition to Company’s Obligations. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of the following condition by each Investor:

(a)

Each of the representations and warranties of such Investor contained in Section 5 shall be true and correct on the date of the Closing or Additional Closing, as the case may be, with the same effect as though such representations and warranties had been made on and as of the Closing or Additional Closing, as the case may be.

(b)

Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing or Additional Closing, as the case may be, and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c)

 The Company and each of the Investors shall have executed this Agreement and the Put Agreement.

8.

 Covenants.

 8.1

Additional Authorized Shares.

If necessary, the Company shall take all actions reasonably necessary to amend the Company’s Certificate of Incorporation to authorize the additional shares of common stock necessary to accommodate the payment of interest on the Class B Notes.

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8.2

Additional Escrow Shares.  As necessary to maintain an increased security deposit, 90 days following Closing, the Company shall deposit further shares required into escrow, if any, such that the value of the total amount of ENHD shares on deposit shall be equal to or greater than 100% of the Commitment Amount, based on the closing bid price per share of ENHD 90 days following the Closing Date.  If all of the ENHD shares held by the Company and available for deposit are deposited into escrow and a shortfall nevertheless exists under this Section 8.2, (i) the Company may comply with this Section 8.2 by providing the guaranty described in Section 7.1(j) and (ii) in lieu of such guaranty,  additional equity positions in Chinese RTO clients other than ENHD, Haijie and WITU, valued at the offer price of their RTO financings, in full or partial satisfaction of the requirements of this Section 8.2. Regardless of whether a shortfall exists, if after the Closing, the Company or Redwood Capital receives shares in a Chinese RTO client, including Haijie and WITU, then upon the closing of such client’s RTO public listing transactions, the Company will deposit such shares into escrow.  Any such shares deposited into escrow under this section or under 7.1(e) shall remain in escrow and would only be returned to the Company to the extent remaining after the Investors are paid in full for all accrued interest and the principal amount of the Class B Notes plus the Minimum Guaranteed Return of an additional 200% of the principal amount of the Class B Notes.

 8.3

Confidentiality.

The Company and each Investor agrees that it will keep the transactions contemplated by this Purchase Agreement strictly secret and confidential, and will not disclose any information concerning this Purchase Agreement or its terms, including the identities of the other Investors, to anyone other than legal counsel and/or financial advisors, who will be informed of and bound by this confidentiality clause.

8.4

No Short Positions.

Each Investor agrees that neither it nor any of its affiliates or assignees shall be short shares of the Company’s common stock during the term of the Class B Notes.

8.5

Financings.  For a period beginning at Closing and continuing up to 12 months after all Class B Notes are fully paid or redeemed under the Put Agreement (the “Repayment Date”), the Investors will retain the right to participate in up to 50% of any and all public or private offerings for SIVC of debt or equity or equity linked securities (including debt and any security convertible into equity) for any and all pre-RTO bridge expense financing of Redwood Capital Chinese RTO clients..

8.6

Use of Proceeds.   The Company shall use the net proceeds to be received for the issuance and sale of Class B Notes only for the specific working capital purposes of paying pre-RTO bridge expenses for Redwood Capital clients Haijie, WITU or other pre-RTO clients.

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8.7

No Fundamental Change.   Unless otherwise approved by each of the Investors, until six months after the maturity date of the Class B Notes, the Company will continue to wholly-own its Redwood Capital, Inc. subsidiary (“Redwood Capital”), which will continue to be primarily engaged in the structuring and financing of RTO public listing transactions.  The Company, its officers, directors, employees and contractors agree to effect all current and future Chinese RTO transactions solely through Redwood Capital, and have any and all amounts earned under such transactions paid exclusively to the Company or Redwood Capital, including equity or cash fees and compensation.

8.8

Information.   The Company will furnish or cause to be furnished to the Investors the following financial statements, reports, notices and information (all in form reasonably satisfactory to the Investors):

      (a)  timely notification of developments regarding the Company, Redwood Capital, and existing and future RTO clients; and

      (b) periodic, informal, updates on the finances, business prospects, and deal pipeline and progress for the Company and Redwood Capital such other  financial and other  information  related to the Company as the Investors may from time to time reasonably request.

9.   Notices.

All notices under this Agreement will be in writing and deemed given upon receipt, by (1) personal delivery, (2) telephonically confirmed fax, (3) receipted courier service or (4) certified or registered mail, return receipt requested, addressed to the principal office of the Company at:

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

Fax: 925 648 2081

(if to the Company), or to the address shown on the on the Schedule of Investors (if to an Investor).  Refusal to accept delivery will be deemed receipt.

10.   General.

This Agreement shall be governed by the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.    This Agreement will be binding upon the personal representatives, successors and assigns of the parties hereto, but will not be assignable without the prior written consent of the non-assigning party.  This Agreement constitutes the entire agreement between the parties and may not be waived or modified except in writing.  This Agreement may be executed in any number of counterparts, each of which will be an original and all of which together will be one instrument.  The headings used in this Agreement are for convenience only and will not affect the interpretation hereof.

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     IN WITNESS WHEREOF, the parties have executed this Bridge Loan

Agreement as of the Effective Date.

S3 INVESTMENT COMPANY, INC.

By /s/ James S. Bickel, Sr.

Name:  James S. Bickel, Sr.

Title:  President

Investors:

ANCORA GREATER CHINA FUND, LP

By /s/ John Micklitsch

Name:  John Micklitsch

THE BOSPHOROUS GROUP, INC.

By /s/ Daniel J. McClory

Name:  Daniel J. McClory

Title:  President

By /s/ Matthew Hayden

Matthew Hayden

By /s/ Stephen Taylor

Stephen Taylor

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SCHEDULE TO

BRIDGE LOAN AGREEMENT

SCHEDULE OF INVESTORS

NAME AND ADDRESS                                 INITIAL LOAN

 AMOUNT

Ancora Greater China Fund, LP

$35,000

One Chagrin Highlands

2000 Auburn Drive No. 300

Cleveland, OH 44122

Attn:  John Micklitsch

The Bosphorous Group, Inc.

$15,000

318 North Carson Street, Suite 208

Carson City, NV 89701

attn:  Daniel J. McClory, President

EIN:  88-0418148

dan@mcclory.net

Matthew Hayden

$20,000

Hayden Communications, Inc.

c/o Jennifer Heady

9734 Anchor Drive

Longs, SC 29568

Office (760) 994-0034

Cell (760) 613-3695

 matt@haydenir.com

Stephen S. Taylor

      $10,000

1376 North Doheny Drive

Los Angeles, CA 90069

EXHIBIT A TO

BRIDGE LOAN AGREEMENT
FORM OF NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR
SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED
EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL
SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT
REQUIRED UNDER SUCH ACT.

CLASS B SENIOR PROMISSORY NOTE

S3 Investment Company, Inc.

$____[fill in principal amount]                                                 ___ [fill in issue date], 2008

     S3 Investment Company, Inc., a California corporation ("Maker"), hereby promises to pay to ----------[fill in Investor name]------------------------------- ("Holder"),

at --------------[fill in Investor address]------------------------------- or at such other address as may be specified by Holder, the principal sum of --------[ fill in principal amount] --- Thousand Dollars ($ ----[ fill in principal amount] ----,000), together with interest as described below, in lawful money of the United States of America.

Interest.  The principal indebtedness evidenced by this Note shall earn interest at the rate of ten percent (10%) per annum.  Interest shall be paid in monthly installments of Maker’s common stock (“Common Stock”), commencing on the first day of the month following the issuance of this Note with all unpaid and accrued interest being due and payable on December 19, 2008(the “Maturity Date”).  The amount of Common Stock to be issued will be calculated based on 60% of the monthly closing bid price of the Common Stock on the last trading day of such month and will be rounded up to the nearest whole share.  Holder, at its discretion, may defer receipt of such shares of Common Stock until such time as its total holdings would not exceed 9.9% of the total issued and outstanding shares of Maker.

Default Interest.  During any period in which an Event of Default has occurred and is continuing, Maker shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the lesser of eighteen percent (18%) and the maximum rate permitted by applicable law.

Prepayment.  This entire principal amount of this Note may be prepaid in full, but not in part, in cash at any time upon 3 days’ advance written notice, subject to a guaranteed additional return equal to 200% of the principal amount of this Note, which additional return , is payable  in shares of (i) Changzhou Haijie Metallurgical Machinery Manufacturing Co. Ltd. (“Haijie”) or Wuhan International Trade University (“WITU”) if such shares are issued to the Company or Redwood Capital upon the closing of  Haijie’s or WITU’s Chinese reverse takeover (“RTO”) public listing transactions or (ii) Chinese RTO clients other than Haijie and WITU upon the closing of  such client’s RTO public listing transactions.  Any such payment in shares under (B)(i) or (ii) above shall be valued at the offer price of their RTO financings, and payable to the Holder in proportion to the total equity holdings of Redwood Capital at the time of prepayment. Holder may exercise its election of form of prepayment by providing the Maker with three (3) days’ advance written notice.

Acceleration.  Upon failure of Maker to pay any installment in full when due, Holder may, by notice to Maker, accelerate the obligation of Maker to pay the entire balance of this Note plus a guaranteed additional return of 200% of the principal amount of this Note, and upon such acceleration there shall be due to Holder such amount as would be due if the Note had been prepaid in accordance with the preceding paragraph on the date notice of acceleration was given by Holder.

Minimum Return.  The principal and all accrued interest under this Note shall be due and payable in full on the Maturity Date.  In addition to the value of the shares of Common Stock received as interest, the Holder shall receive a 300% return of the principal amount of this Note on or before the Maturity Date (the “Minimum Guaranteed Return”).  If the Holder has not put this Note to the Maker with 10 business days before or after the Maturity Date, the Minimum Guaranteed Return shall be due and payable in full as of the Maturity Date, unless extended, as set forth in the following paragraph.  The Minimum Guaranteed Return shall be payable in: (A) cash in the amount of the principal balance owing under this Note; plus (B) shares of (i) Haijie and or WITU if such shares are issued to the Maker or Redwood Capital upon the closing of Haijie’s or WITU’s RTO or (ii) Chinese RTO clients other than Haijie and WITU upon the closing of such client’s RTO public listing transactions.  Any such payment in shares shall be valued at the offer price of their RTO financings equal to 200% of the principal amount of this Note, based on the price per share of Haijie or WITU paid by the RTO cash investors in the simultaneous capital raise. In the event that Haijie and WITU do not satisfy the Minimum Guaranteed Return and Redwood obtains additional equity positions in Chinese RTO clients other than Haijie and WITU following the Closing Date and prior to the Maturity Date, Investor agrees to accept such additional equity positions, if any.  Such positions will be valued at the offer price of their RTO financings, in partial satisfaction of the Minimum Guaranteed Return requirement, should a shortfall exist, and payable to the Holder in proportion to the total equity holdings of Redwood Capital at the time of repayment.

Option to Extend Payment of Minimum Guaranteed Return.  In the event that additional Chinese RTO clients of Redwood Capital are funded in whole or in part by the proceeds of this Note, then the Holder reserves the right to extend the related portion of the Minimum Guaranteed Return due at the Maturity Date for up to an additional six months, such that the additional equity positions Redwood Capital are to receive from these additional clients become eligible for proportionate payment to Holder in satisfaction of the Minimum Guaranteed Return.  In no event shall the Maker pledge, sell, encumber or otherwise transfer any equity positions it receives for Chinese RTO clients prior to payment of the Minimum Guaranteed Return of all Class B Senior Notes then outstanding.

Priority.  The principal amount of this Note is "Indebtedness" as defined in the Bridge Loan Agreement related to this Note among Maker, Holder and certain other investors (the “Bridge Loan Agreement”).   As between this Note, on the one hand, and the other senior promissory notes issued by Maker to the other investors under the Bridge Loan Agreement, on the other hand, the notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the notes shall be applied ratably and proportionately on all outstanding notes on the basis of the original principal amount of outstanding notes.

Transfer.  This Note is registered on the books of Maker and is transferable only by surrender thereof at the principal office of Maker, duly endorsed or accompanied by a written instrument of transfer executed by the registered Holder of this Note.  Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered Holder.

Lawful Payment.  The provisions of this Note and of all agreements now or hereafter existing between Maker and Holder are hereby expressly limited so that in no event whatever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the sums evidenced by this Note exceed the maximum amount permissible under applicable law.  If from any circumstance whatever the performance or fulfillment of any provision of this Note, or of any other agreement between Maker and Holder, should involve or purport to require any payment in excess of the limit prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, then the amount which would be excessive interest shall be applied to the reduction of principal (or, at Maker's option, be paid over to Maker) and shall not be counted as interest.

Events of Default.   The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)

Failure to Pay.  Maker shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of Maker’s receipt of Holder’s written notice to Maker of such failure to pay; or

(b)

Breaches of Covenants.  Maker shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note, the Bridge Loan Agreement, the Put Agreement among Maker, Holder and certain other investors or the other documents or instruments issued in connection herewith or therewith (collectively the “Transaction Documents”) (other than the obligations specified in paragraph (a) “Failure to Pay” above), including, without limitation, (i) Maker or its principals engaging in a Chinese RTO transaction outside of Maker or its wholly-owned Redwood Capital subsidiary, or (ii) falling below the 75% or 100%  Security amount in Escrow for the applicable periods for five consecutive days and (A) such failure shall continue for 15 days, or (B) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (I) such failure shall continue for 30 days or (II) Maker shall not have commenced a cure in a manner reasonably satisfactory to Holder within the initial 15-day period; or

(c)

Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Maker to Holder in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Holder to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)

Other Payment Obligations. Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding this Note and the other Transactions Documents) by Maker in an aggregate principal amount in excess of $50,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled; or

(e)

Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(f)

Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

(g)

Judgments.  A final judgment or order for the payment of money in excess of  $50,000 shall be rendered against Maker and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Maker and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy; or

(h)

Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Maker not to be, a legal, valid and binding obligation of Maker enforceable in accordance with its; or

Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in paragraphs (e) or (f) involving bankruptcy) and at any time thereafter during the continuance of such Event of Default, Holder may by written notice to Maker, declare all outstanding obligations payable by Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in paragraphs (e) or (f) involving bankruptcy, immediately and without notice, all outstanding obligations payable by Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Waivers. Maker hereby waives presentment, protest, demand or notice of any kind in connection with any failure to pay when due the indebtedness evidenced by this Note.

Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

 Governing Law. This Note shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

S3 INVESTMENT COMPANY, INC.

By /s/ James S. Bickel, Sr.

Name:  James S. Bickel, Sr.

Title:  President

EXHIBIT B TO
BRIDGE LOAN AGREEMENT

SCHEDULE OF EXCEPTIONS

None.

EXHIBIT C

TO

BRIDGE LOAN AGREEMENT

PUT AGREEMENT

     This Put Agreement is made as of  February 19, 2008 (the “Effective Date”) between S3 Investment Company, Inc., a California corporation (the "Company"), and the investors who are a signatory hereto (the "Investors").

     The Investors have purchased from the Company Class B Senior Promissory Notes due December 19, 2008, which date is subject to extension as set forth in Section 2(a) below (the “Maturity Date”) in an aggregate principal amount of $80,000 (the "Class B Notes") pursuant to the Bridge Loan Agreement between the Investors and the Company dated the date hereof (the "Bridge Loan Agreement") and subject to the conditions set for the Bridge Loan Agreement, the Investors may purchase additional Class B Notes of the Company (the “Additional Notes” and collectively with the Class B Notes, the “Notes”) in an aggregate principal amount of up to $800,000 (the “Commitment Amount”).  Interest on the Notes is payable in shares of common stock of the Company (the “Interest Shares”).  As a condition of the purchase, the Company has agreed to grant the Investors an option to sell all or part of the Notes to the Company on the terms of this Agreement.  In consideration of the Bridge Loan Agreement, and for other valuable consideration, it is agreed as follows:

1.    Grant of Put.  The Company grants to the Investors an option (the

"Put"), subject to the conditions of this Agreement, to sell to the Company all of the Notes held by the Investors on the Maturity Date, in exchange for: (A) cash equal to 100% of the Principal Amount, plus (B) at Investor’s option: (i) shares of Changzhou Haijie Metallurgical Machinery Manufacturing Co. Ltd. (“Haijie”) stock if such shares are issued to the Company or Redwood Capital upon the closing of  Haijie’s Chinese reverse takeover (“RTO”) public listing transactions, (ii) shares of Wuhan International Trade University (“WITU”) stock if such shares are issued to the Company or Redwood Capital upon the closing of  WITU’s RTO, or (iii) other client shares acceptable to Investor issued to the Company or Redwood Capital upon the closing of  such client’s RTO, each equal to 200% of the Commitment Amount (the “Put Shares”).  The value per share of the Put Shares for Haijie, WITU or other client shares selected by Investors will be based on, the price per share of Haijie, or WITU or such other client shares paid by the RTO cash investors in the simultaneous capital raise, and payable to the Investors in proportion to the total equity holdings of Redwood Capital at the time of prepayment.

2.    Exercise of Put.

     (a)  The Put shall be exercisable only by giving notice of exercise to the Company within 10 business days either before or after the Maturity Date (the "Exercise Period").  If not exercised within the Exercise Period, the Put shall expire at 5:00pm Pacific time on the last day of the Exercise Period.  In the event that additional Chinese RTO clients of Redwood Capital are funded in whole or in part by the proceeds of the Class B Notes, then the Investors reserve the right to extend the related portion of the Put Shares due at the Maturity Date for up to an additional six months, such that the additional Put Shares Redwood Capital or the Company are to receive from these additional clients become eligible for proportionate payment to Investors in satisfaction of the Put.

     (b)  Within 60 days after the end of the Exercise Period, the Company shall tender payment in full for the Notes as to which the Put is exercised (plus any accumulated but unpaid dividends), in cash and Put Shares, against delivery to the principal offices of the Company of certificates representing the Notes, free and clear of all liens, claims, and encumbrances.

3.    Termination.  The Put shall terminate upon completion of the transactions described in the preceding section.

4.    Notices.  All notices under this Agreement shall be in writing and deemed given upon receipt, by (1) personal delivery, (2) telephonically confirmed fax, receipted courier service or (4) certified or registered mail, return receipt requested, addressed to the principal office of the Company (if to the Company), or to the address shown on the shareholder records of the Company (if to an Investor).  Refusal to accept delivery shall be deemed receipt.

5.    General.  This Agreement shall be governed by the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.  This Agreement shall be binding upon the personal representatives, successors and assigns of the parties hereto, but shall not be assignable without the prior written consent of the non-assigning party.  This Agreement constitutes the entire agreement between the parties and may not be waived or modified except in writing.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall be one instrument.  The headings used in this Agreement are for convenience only and shall not affect the interpretation hereof.

    IN WITNESS WHEREOF, the parties have executed this Put Agreement as of the Effective Date.

S3 INVESTMENT COMPANY, INC.

By /s/ James S. Bickel, Sr.

Name:  James S. Bickel, Sr.

Title:  President

Investors:

ANCORA GREATER CHINA FUND, LP

By /s/ John Micklitsch
Name:  John Micklitsch

THE BOSPHOROUS GROUP, INC.

By /s/ Daniel J. McClory

Name:  Daniel J. McClory

Title:  President

By /s/ Matthew Hayden

Name: Matthew Hayden

By /s/ Stephen Taylor

Name: Stephen Taylor